Exhibit 99.1

CSX Announces Executive Leadership Appointments

JACKSONVILLE, Fla. – October 2, 2019 – CSX (NASDAQ: CSX) today announced the appointments of Kevin Boone as executive vice president and chief financial officer and Jamie Boychuk as executive vice president of Operations. Ed Harris, who previously led the Operations function, will continue as executive vice president with a combination of operating and general executive responsibilities.

“Both Kevin and Jamie have played a significant role in the Company’s recent transformation and are great additions to our executive team,” said CSX President and Chief Executive Officer James M. Foote. “Kevin’s strong and diverse finance background will be invaluable as we strive to operate efficiently and create shareholder value.”

Boone was named interim chief financial officer in May 2019. He joined CSX in 2017 as vice president of corporate affairs and chief investor relations officer, and then was appointed vice president of marketing and strategy to lead research and data analysis to advance growth strategies. Boone has over 18 years of experience in finance, mergers and acquisitions, and accounting, primarily focused on the transportation and industrial sectors. Prior to joining CSX, Boone worked as a senior equity research analyst at Janus Capital, vice president at Morgan Stanley in equity research and associate at Merrill Lynch in the mergers and acquisitions group.

“Jamie has demonstrated great skill in producing record-setting results in service and efficiency gains throughout his over 20-year railroad operating career,” said Foote. “In addition, I could not be more pleased that 50-year veteran railroad operator Ed Harris has agreed to work with Jamie as CSX strives to strengthen its leadership position in the industry. I am proud that we have the best team of railroaders in the business.”

Boychuk joined CSX in 2017, and has held the positions of assistant vice president of transportation support; vice president of scheduled railroading; and most recently, senior vice president of network operations, mechanical, engineering and intermodal operations. He came to CSX from the Canadian National Railway, where he served for 20 years in various operational roles of increasing responsibility.

Harris joined CSX in January 2018 as executive vice president of Operations. In his new role, he will continue to train, coach and mentor operations leadership while maintaining oversight of several key functional areas, including safety, performance metrics and operational planning.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bill Slater, Investor Relations
904-359-1334

Bryan Tucker, Corporate Communications
855-955-6397

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